Exhibit T3D-2

Court File No. CV-25-00739458-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE

(COMMERCIAL LIST)

THE HONOURABLE	)	WEDNESDAY, THE 21st
JUSTICE DIETRICH	)	DAY OF MAY, 2025
)

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, C. C-44, AS AMENDED

AND IN THE MATTER OF RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF THE CANNABIST COMPANY HOLDINGS (CANADA) INC. AND 16834434 CANADA INC., AND INVOLVING THE CANNABIST COMPANY HOLDINGS INC, PATRIOT CARE CORP., CURATIVE HEALTH LLC, COLUMBIA CARE DC LLC, MISSION BAY, LLC, CCUT PHARMACY LLC, COLUMBIA CARE PENNSYLVANIA LLC, COLUMBIA CARE INDUSTRIAL HEMP LLC, CURATIVE HEALTH CULTIVATION LLC, COLUMBIA CARE NY LLC, FOCUSED HEALTH LLC, COLUMBIA CARE NEW JERSEY LLC, COLUMBIA CARE WV INDUSTRIAL HEMP LLC, CCPA INDUSTRIAL HEMP LLC, CC OH REALTY LLC, CCF HOLDCO LLC, CC CALIFORNIA LLC, COLUMBIA CARE MD LLC, COLUMBIA CARE DE MANAGEMENT LLC, COLUMBIA CARE DELAWARE, LLC, AND COLUMBIA CARE LLC

FINAL ORDER

THIS APPLICATION made by The Cannabist Company Holdings (Canada) Inc. (“The Cannabist Canada Company”) and 16834434 Canada Inc. (“168Co” and together with The Cannabist Canada Company, the “Applicants”) for a final order (this “Final Order”) in connection with an arrangement (the “Arrangement”) pursuant to section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, (the “CBCA”) was heard this day in person.

ON READING the Notice of Application issued on March 20, 2025, the affidavits of David Hart, sworn March 21, 2025, and April 21, 2025, and the exhibits attached thereto, the affidavits of Brittney Ketwaroo sworn May 1, 2025, and May 7, 2025, and the exhibits attached thereto, the affidavits of Paul Zogala affirmed March 26, 2025, April 9, 2025, and April 29, 2025, and the exhibits attached thereto, the factum of the Applicants dated May 7, 2025, the factum of the Ad Hoc Group of Senior Noteholders dated May 7, 2025, the factum of Murchinson Ltd. dated May 9, 2025, the reply factum of the Applicants dated May 11, 2025, the Transcript Brief dated May 6, 2025, the answers to the undertakings and under advisements on cross examination of David Hart on May 2, 2025, the answers to the undertakings and under advisements on cross examination of Paul Zogala on May 2, 2025, the Notice of Motion of Murchinson Ltd. dated May 8, 2025, the Plan of Arrangement attached as Schedule “A” to this Final Order (the “Plan”) and the Circular.

ON HEARING the submissions of counsel for the Applicants, Murchinson Ltd. and counsel for certain supporting holders (the “Supporting Noteholders”) of: (a) the six percent (6.0%) Senior Secured Convertible Notes due June 29, 2025 (the “2025 Notes”); (b) the nine and one half percent (9.5%) Senior Secured First Lien Notes due February 3, 2026 (the “2026 Notes”); and (c) the nine percent (9.0%) Senior Secured Convertible Notes due March 19, 2027 (the “2027 Notes”, and together with the 2025 Notes and the 2026 Notes, the “Senior Notes” and holders of such Notes, the “Senior Noteholders”) co-issued by The Cannabist Canada Company and The Cannabist Company Holdings Inc. (“The Cannabist Company”), each of whom are party to the Support Agreement dated February 27, 2025 (the “Support Agreement”), and on being advised that (a) the Director appointed under the CBCA (the “Director”) does not consider it necessary to appear; and (b) this Final Order and the declaration of fairness included herein will be relied upon by the CBST Entities as the basis for an exemption pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, (the “U.S. Securities Act”) from the registration requirements otherwise imposed by the U.S. Securities Act, regarding the distribution of the New Notes and New CBST Common Shares.

Definitions

1. THIS COURT ORDERS that all definitions used in this Final Order shall have the meanings ascribed thereto in the Plan or otherwise as specifically defined herein.

Service

2. THIS COURT ORDERS that there has been good and sufficient service, delivery and notice of the Application, the Interim Order, the Noteholders Meeting, the Circular, the Letter of Transmittal and Election Form, and the Shareholder Letter (as defined in the Interim Order) to all Persons upon which service, delivery and notice were required by the terms of the Interim Order and that the Noteholders Meeting was duly called and conducted in conformity with the Interim Order and the CBCA.

3. THIS COURT ORDERS that service of this Final Order shall be made on all Persons who appeared on this Application, either by counsel or in person, and upon the Director, but is otherwise dispensed with.

Oppression Action

4. THIS COURT ORDERS that the application commenced by Murchison Ltd. pursuant to sections 192 and 241(1) of the CBCA bearing court file no. CV-25-00739982-00CL is hereby dismissed.

Approval of Arrangement

5. THIS COURT ORDERS that:

(a)	the Arrangement, as described in the Plan, is an arrangement within the meaning of section 192 of the CBCA;

(b)	the Court is satisfied that the Applicants have acted, and are acting, in good faith and with due diligence, and have complied with the provisions of the CBCA and the Interim Order in all respects;

(c)

the Arrangement, as described in the Plan, and including the distribution of New Notes, New CBST Common Shares, Early Consent Consideration, Additional Early Consent Consideration and Anti-Dilutive Warrants contemplated thereby, is fair and reasonable, and fair to all persons entitled to receive such securities; and

(d)	the Arrangement, as described in the Plan, shall be and is hereby approved.

6. THIS COURT ORDERS that each of the CBST Entities, the Indenture Trustee, the Warrant Agent, the Transfer Agent, the Proxy, Information and Exchange Agent, CDS, Intermediaries and other applicable agents are authorized and directed to take all steps and actions necessary or appropriate to implement the Plan and the Arrangement and the other transactions contemplated thereby in accordance with and subject to the terms of the Plan, including (a) to enter into any agreements or other documents which are to come into effect in connection with the Arrangement, and (b) to execute and deliver (or direct to be executed and delivered) such releases, terminations, discharges, security agreements, liens and guarantees as are required to give effect to the Plan and the Arrangement.

7. THIS COURT ORDERS that as of the Effective Date, and as at the times and sequences set forth in the Plan, the Plan and all associated steps and transactions shall be binding and effective as set out in the Plan, and on the terms and conditions set forth in this Final Order, upon (a) the Applicants, CBST, the Existing Guarantors, the New Guarantors and the other CBST Entities; (b) all current and former Senior Noteholders and CBST Shareholders; (c) all current and former beneficial holders of Senior Notes, CBST Common Shares and CBST Proportionate Voting Shares; (d) the Indenture Trustee; (e) the Warrant Agent; (f) the Transfer Agent; (g) the Depositary; (h) CDS; (i) all holders of Released Claims; (j) the Released Parties; and (k) all other Persons affected by the Plan.

8. THIS COURT ORDERS that the transactions contemplated by and to be implemented pursuant to the Plan shall not be void or voidable under federal, provincial, or similar legislation and shall not constitute and shall not be deemed to be preferences, assignments, fraudulent conveyances, transfers at undervalue, or other reviewable transactions under any applicable federal, provincial or similar legislation relating to preferences, assignments, fraudulent conveyances or transfers at undervalue.

9. THIS COURT ORDERS that from and after the Effective Date any conflict between (i) the Plan, and (ii) the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, agreement, credit agreement, financing agreement, mortgage, security agreement, indenture, trust indenture, note, loan agreement, guarantee, inter-creditor agreement, subordination agreement, commitment letter, agreement for sale, lease, license or other legally binding arrangement, written or oral and any and all amendments or supplements thereto (each an, “Agreement”) existing between any Person and any of the CBST Entities as at the Effective Time, will be deemed to be governed by the terms, conditions and provisions of the Plan and this Final Order, which shall take precedence and priority.

No Default

10. THIS COURT ORDERS that from and after the Effective Date, all Persons shall be deemed to have:

(a)

waived any and all defaults or events of default, accelerations, third-party change of control rights or any non-compliance with any covenant, warranty, representation, term, provision, condition or obligation, expressed or implied, in any Agreement, arising out of, or in connection with, the Senior Notes, the Note Claims, the Note Documents, the Plan, the Arrangement, the Support Agreement, the transactions contemplated hereunder or thereby, the CBCA Proceedings and any other proceedings commenced with respect to or in connection with the Plan and any and all amendments or supplements thereto. Any and all notices of default and demands for payment or any action, right, step or proceeding taken, exercised or commenced in connection with any of the foregoing shall be deemed to have been rescinded, irrevocably waived and of no further force or effect; provided that nothing shall be deemed to excuse the Applicants or the other CBST Entities, and their respective successors and assigns, from performing their obligations under the Plan, the New Notes Documents or any other contract or agreement entered into pursuant to, in connection with, or contemplated by, the Plan; and

(b)

agreed that if there is any conflict between the provisions of any Agreement existing between such Person and the Applicants, CBST or the other CBST Entities prior to the Effective Date and the provisions of the Plan, then the provisions of the Plan take precedence and priority and the provisions of such Agreement are deemed to be amended accordingly.

Releases and Injunctions

11. THIS COURT ORDERS that, as of the Effective Date, at the time and in the sequence, as applicable, set forth in the Plan, the releases and injunctions set forth in Article 4 of the Plan shall be and are hereby approved and are binding and effective as set out in the Plan.

Extra-Territorial Assistance

12. THIS COURT HEREBY REQUESTS the aid and recognition of any court, tribunal, regulatory or administrative body having jurisdiction in Canada, the United States, or any other foreign jurisdiction, to give effect to this Final Order and to act in aid of and to assist this Court and the Applicants and their respective agents in carrying out the terms of this Final Order. All courts, tribunals, regulatory and administrative bodies are hereby respectfully requested to make such orders and to provide such assistance to the Applicants and their respective agents as may be necessary or desirable to give effect to this Final Order, to grant representative status to the Applicants in any foreign proceeding, or to assist the Applicants and its respective agents in carrying out the terms of this Final Order.

Indenture Trustee

13. THIS COURT ORDERS that the Indenture Trustee, the Warrant Agent, the Transfer Agent, the Depositary and CDS shall not incur any liability as a result of carrying out or observing the provisions of this Final Order, the Plan, the Arrangement or the taking of any action incidental hereto, save and except for any gross negligence or wilful misconduct on its part.

Schedule “A”

Court File No. CV-25-00739458-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE

(COMMERCIAL LIST)

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF THE CANNABIST COMPANY HOLDINGS (CANADA) INC. AND 16834434 CANADA INC. INVOLVING THE CANNABIST COMPANY HOLDINGS INC., PATRIOT CARE CORP., CURATIVE HEALTH LLC, COLUMBIA CARE DC LLC, MISSION BAY, LLC, CCUT PHARMACY LLC, COLUMBIA CARE PENNSYLVANIA LLC, COLUMBIA CARE INDUSTRIAL HEMP LLC, CURATIVE HEALTH CULTIVATION LLC, COLUMBIA CARE NY LLC, FOCUSED HEALTH LLC, COLUMBIA CARE NEW JERSEY LLC, COLUMBIA CARE WV INDUSTRIAL HEMP LLC, CCPA INDUSTRIAL HEMP LLC, CC OH REALTY LLC, CCF HOLDCO LLC, CC CALIFORNIA LLC, COLUMBIA CARE MD LLC, COLUMBIA CARE DE MANAGEMENT LLC, COLUMBIA CARE DELAWARE, LLC, AND COLUMBIA CARE LLC

PLAN OF ARRANGEMENT

May 21, 2025

6.6	Amendment or Modification of Plan	23
6.7	Notices	24
6.8	Consent of Supporting Noteholders	25
6.9	Further Assurances	25

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan, unless otherwise stated:

“2025 Notes” means the 6.0% Senior Secured Convertible Notes due June 29, 2025, co-issued by CBST and CBST Canada 1 pursuant to the Existing Indenture;

“2025 Noteholder” means a Holder of the 2025 Notes;

“2026 Notes” means the 9.5% Senior Secured First-Lien Notes due February 3, 2026, co-issued by CBST and CBST Canada 1 pursuant to the Existing Indenture;

“2026 Noteholder” means a Holder of the 2026 Notes;

“2027 Notes” means the 9.0% Senior Secured Convertible Notes due March 19, 2027, co-issued by CBST and CBST Canada 1 pursuant to the Existing Indenture;

“2027 Noteholder” means a Holder of the 2027 Notes;

“Additional Amounts” has the meaning given thereto in Section 3.11(b);

“Additional Early Consent Consideration” means consideration in the aggregate amount of $1,500,000, payable by CBST in cash at maturity of the New Senior Notes, except that such payment will be accelerated and made upon the occurrence of certain milestones, as follows: (i) $750,000 shall be paid on the date on which CBST has received aggregate proceeds for Approved Sales equal to or greater than $15 million; and (2) $750,000 shall be paid on the date on which CBST has received aggregate proceeds for Approved Sales equal to or greater than $20 million, with, for greater certainty, any balance remaining payable at maturity of the New Senior Notes;

“Amalgamation” has the meaning given thereto in Section 2.2(h);

“Amended and Restated Trust Indenture” means the Amended and Restated Trust Indenture, substantially in the form appended to the Circular, to be entered into among CBST, CBST Canada 1, the Existing Guarantors, the New Guarantors and the Indenture Trustee on the Effective Date, which shall amend and restate the Existing Indenture and govern the New Notes upon this Plan becoming effective on the Effective Date and includes for the purpose of this Plan, the First Supplemental Indenture;

“Anti-Dilutive Warrants” means 118,246,947 warrants to purchase CBST Common Shares for a period of two years from the Effective Date at an exercise price per share of C$0.14, issued on the Effective Date pursuant to the Warrant Agency Agreement and this Plan to existing CBST Shareholders as of the Warrant Record Date;

“Applicants” means CBST Canada 1 and CBST Canada 2;

“Approved Sales” means those certain pre-approved asset sales disclosed by CBST and CBST Canada 1 to the Supporting Noteholders in writing;

“Arrangement” means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan, subject to any amendments, modifications and/or supplements made thereto in accordance with the terms of this Plan or made at the discretion of the Court in the Final Order with the prior written consent of the Applicants, CBST, and the Requisite Supporting Noteholders, each acting reasonably;

“Articles of Arrangement” means the articles of arrangement of the Applicants in respect of the Arrangement, in form and substance satisfactory to the Applicants and the Requisite Supporting Noteholders, that are required to be filed with the CBCA Director in order for the Arrangement to become effective on the Effective Date;

“Business Day” means any day, other than a Saturday, Sunday or a statutory or civic holiday, on which banks are generally open for business in Toronto, Ontario and New York, New York;

“Canadian Securities Administrators” means, collectively, the applicable securities commissions or regulatory authorities in each of the provinces and territories of Canada;

“Canadian Securities Laws” means, collectively, and, as the context may require, the applicable securities Laws of each of the provinces and territories of Canada, and the respective regulations and rules made under those securities Laws together with all applicable instruments, blanket orders and rulings of the Canadian Securities Administrators and all discretionary orders or rulings, if any, of the Canadian Securities Administrators made in connection with the transactions contemplated by the Plan, as the context may require;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

“CBCA Director” means the Director appointed under section 260 of the CBCA;

“CBCA Proceedings” means the proceedings commenced by the Applicants under the CBCA on March 20, 2025 in connection with this Plan;

“CBST” means The Cannabist Company Holdings Inc., a company existing under the laws of British Columbia;

“CBST Amalco” means The Cannabist Company Holdings (Canada) Inc., the corporation that will result from the Amalgamation under the federal laws of Canada;

“CBST Canada 1” means The Cannabist Company Holdings (Canada) Inc., a corporation existing under the federal laws of Canada, and a direct, wholly-owned subsidiary of CBST;

“CBST Canada 2” means 16834434 Canada Inc., a corporation existing under the federal laws of Canada, and a direct, wholly-owned subsidiary of CBST;

“CBST Common Shares” means common shares in the capital of CBST;

“CBST Entities” means, collectively, the Applicants, CBST, and each other direct or indirect subsidiary of CBST, and “CBST Entity” means any of them;

“CBST Proportionate Voting Shares” means proportionate voting shares in the capital of CBST;

“CBST Shareholders” means the Holders of CBST Shares;

“CBST Shares” means, collectively, the CBST Common Shares and CBST Proportionate Voting Shares;

“CDS” means CDS Clearing and Depository Services Inc. and its nominees, successors and assigns;

“Certificate of Arrangement” means the certificate giving effect to the Arrangement, to be issued by the CBCA Director pursuant to section 192(7) of the CBCA upon receipt of the Articles of Arrangement in respect of the Applicant in accordance with section 262 of the CBCA;

“ Circular” means the management information circular of CBST and CBST Canada 1 dated March 28, 2025, including all appendices thereto, as it may be amended, modified and/or supplemented from time to time, subject to the terms of the Interim Order or other Order of the Court;

“Claim” means any right or claim of any Person that may be asserted or made in whole or in part against the applicable Persons, or any of them, in any capacity, whether or not asserted or made, in connection with any indebtedness, liability or obligation of any kind whatsoever, and any interest accrued thereon or costs payable in respect thereof, whether at Law or in equity, including by reason of the commission of a tort (intentional or unintentional), by reason of any breach of contract or other agreement (oral or written), by reason of any breach of duty (including, any legal, statutory, equitable or fiduciary duty), by reason of any right of setoff, counterclaim or recoupment, or by reason of any equity interest, right of ownership of or title to property or assets or right to a trust or deemed trust (statutory, express, implied, resulting, constructive or otherwise), and together with any security enforcement costs or legal costs associated with any such claim, and whether or not any indebtedness, liability or obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present or future, known or unknown, by guarantee, warranty, surety or otherwise, and whether or not any right or claim is executory or anticipatory in nature, including any claim made or asserted against the applicable Persons, or any of them, through any successor, assignee, affiliate, subsidiary, associated or related Person, or any right or ability of any Person to advance a claim for an accounting, reconciliation, contribution, indemnity, restitution or otherwise with respect to any matter, grievance, action (including any class action or proceeding before an administrative or regulatory tribunal), cause or chose in action, whether existing at present or commenced in the future;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depositary” means Odyssey Trust Company or any other trust company, bank or equivalent financial institution agreed to in writing by the Applicants and the Requisite Supporting Noteholders and appointed to carry out any of the duties of the Depositary hereunder;

“DRS Advice” means an advice issued by the Transfer Agent, the Warrant Agent or the Indenture Trustee evidencing the securities held by a Holder of CBST Common Shares or other CBST Entity securities (including, for greater certainty, the New CBST Common Shares), Anti-Dilutive Warrants, Notes and/or New Notes, as applicable, in lieu of a physical certificate;

“Early Consent Consideration” means consideration in the aggregate amount of $1,500,000, payable by CBST either (i) in cash; or (ii) by the transfer of Verano Shares equal to such value as measured by the 30-day VWAP of the Verano Shares on the Effective Date, at the option of CBST;

“Early Consent Consideration Deadline” means 5:00 p.m. (Toronto Time) on March 10, 2025 or such later date as agreed between CBST, CBST Canada 1 and the Requisite Supporting Noteholders;

“Early Supporting Noteholders” means Supporting Noteholders as of the Early Consent Consideration Deadline, excluding New Convertible Note-Electing Noteholders;

“Effective Date” means the date shown on the Certificate of Arrangement issued by the CBCA Director;

“Effective Time” means such time on the Effective Date as may be specified by the Applicants as the time at which the Arrangement implementation steps set forth in Section 2.2 shall be deemed to commence;

“Election Deadline” means 5:00 p.m. (Toronto time) on the date that is five (5) Business Days prior to the Noteholders Meeting;

“Existing Guarantees” means the guarantees delivered pursuant to the Existing Indenture guaranteeing the indebtedness and obligations under the Existing Indenture and the Notes;

“Existing Guarantors” means collectively, Patriot Care Corp., Curative Health LLC, Columbia Care DC LLC, Mission Bay, LLC, CCUT Pharmacy LLC, Columbia Care Pennsylvania LLC, Columbia Care Industrial Hemp LLC, Curative Health Cultivation LLC, Columbia Care NY LLC, Focused Health LLC, Columbia Care New Jersey LLC, Columbia Care WV Industrial Hemp LLC, CCPA Industrial Hemp LLC, CC OH Realty LLC, CCF Holdco LLC, CC California LLC, Columbia Care MD LLC, Columbia Care De Management LLC, Columbia Care Delaware, LLC, and Columbia Care LLC;

“Existing Indenture” means the trust indenture dated as of May 14, 2020, among CBST, CBST Canada 1 and the Indenture Trustee, as amended;

“Final Order” means the Order of the Court approving the Arrangement under section 192 of the CBCA, which shall include such terms as may be necessary or appropriate to give effect to the Arrangement and this Plan, in form and substance satisfactory to the Applicants, CBST, and the Requisite Supporting Noteholders, as such Order may be amended from time to time in a manner acceptable to the Applicants, CBST and the Requisite Supporting Noteholders;

“First Supplemental Indenture” means first supplemental indenture to the Amended and Restated Trust Indenture dated as of the Effective Date, which shall govern the New Convertible Notes upon this Plan becoming effective on the Effective Date;

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other Law-making organization (including any stock exchange and the Canadian Investment Regulatory Organization) or entity: (i) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

“Holder” means a Person in whose name a note, warrant or share is registered, as the context requires;

“Indemnified Taxes” has the meaning given thereto in Section 3.11(b);

“Indenture Trustee” means Odyssey Trust Company as trustee under the Existing Indenture and the Amended and Restated Trust Indenture, and its successors and assigns;

“Interim Order” means the interim Order of the Court granted on March 28, 2025, pursuant to section 192 of the CBCA, which, among other things, approves the calling of, and the date for, the Noteholders Meeting, and as may be amended from time to time in a manner acceptable to the Applicants, CBST and the Requisite Supporting Noteholders;

“Interest Payment Date” has the meaning ascribed thereto in the Existing Indenture;

“Intermediary” means a broker, custodian, investment dealer, nominee, bank, trust company or other intermediary;

“Law” means any law, statute, constitution, treaty, convention, code, injunction, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in Canada, the United States, or any other country, or any domestic or foreign state, county, province, territory, city or other political subdivision or of any Governmental Entity;

“Letter of Transmittal and Election Form” means the letter of transmittal and election form sent to registered Noteholders for use in connection with the Arrangement;

“Meeting Record Date” means March 7, 2025, as may be amended by the Applicants in accordance with the Interim Order;

“New CBST Common Shares” means a total of 118,209,105 CBST Common Shares to be issued to the 2025 Noteholders, 2026 Noteholders and the New Senior Note-Electing Noteholders;

“New Convertible Note-Electing Noteholder” means a 2027 Noteholder that has validly made, or has been deemed to have made, a New Convertible Note Election in accordance with Sections 2.3(a)(ii) or 2.3(c), respectively;

“New Convertible Notes” means new 9.0% Senior Secured Convertible Notes due December 31, 2028, to be issued by CBST and CBST Canada 1 and guaranteed by the Existing Guarantors and the New Guarantors, pursuant to the Amended and Restated Trust Indenture and this Plan, which notes will be denominated in U.S. Dollars and constitute a new series under the Amended and Restated Trust Indenture, and shall be issued to New Convertible Note-Electing Noteholders;

“New Convertible Note Election” has the meaning given thereto in Section 2.3(a)(ii);

“New Guarantees” means the new guarantees of the New Notes to be provided by the New Guarantors, including, for greater certainty, all general, collateral and other security agreements entered into by the New Guarantors;

“New Guarantors” means the CBST Entities other than the Applicants, CBST, the Existing Guarantors and the Unrestricted Subsidiaries;

“New Notes” means the New Senior Notes and New Convertible Notes;

“New Notes Documents” means, collectively, the Amended and Restated Trust Indenture, the New Notes, the New Guarantees and the guarantees to be provided by the Existing Guarantors pursuant to the Amended and Restated Trust Indenture, and the new security agreements (as applicable) to be entered into by the Existing Guarantors and the New Guarantors, and all other documents and agreements related thereto, in each case, in a form acceptable to the Applicants, CBST and the Requisite Supporting Noteholders;

“New Senior Note-Electing Noteholder” means a 2027 Noteholder that has validly made a New Senior Note Election in accordance with Section 2.3(a)(i);

“New Senior Notes” means new 9.25% senior notes due December 31, 2028, to be issued by CBST and CBST Canada 1 and guaranteed by the Existing Guarantors and the New Guarantors, pursuant to the Amended and Restated Trust Indenture and this Plan, which notes will be denominated in U.S. Dollars and constitute a new series under the Amended and Restated Trust Indenture, and shall be issued to 2025 Noteholders, 2026 Noteholders and New Senior Note-Electing Noteholders;

“New Senior Note Election” has the meaning given thereto in Section 2.3(a)(i);

“Notes” means the 2025 Notes, the 2026 Notes, and the 2027 Notes;

“Notes Claims” means all outstanding liabilities, debts and obligations, including without limitation principal and interest, any make whole, any prepayment, redemption or similar premiums, reimbursement obligations, fees, penalties, damages, guarantees, indemnities, costs, expenses or otherwise, and any other liabilities, debts or obligations, whether direct or indirect, absolute or contingent, known or unknown, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Notes Documents, owing by any Person (whether as issuer, guarantor or otherwise) as at the Effective Date;

“Notes Documents” means, collectively, the Existing Indenture, the Notes, the Existing Guarantees and all security and other documentation related to the Notes;

“Noteholders” means Holders of the Notes;

“Noteholders Arrangement Resolution” means the resolution of the Noteholders, approving the Arrangement to be considered and voted upon at the Noteholders Meeting, substantially in the form attached as Appendix “A” to the Circular;

“Noteholders Meeting” means the meeting of Noteholders as of the Meeting Record Date called and held pursuant to the Interim Order for the purpose of considering and voting on the Noteholders Arrangement Resolution and to consider and vote on such other matters as may properly come before such meeting, and includes any adjournment(s) or postponement(s) of such meeting;

“Order” means any order entered by the Court in the CBCA Proceedings;

“Person” means any individual, firm, corporation, partnership, limited or limited liability partnership, limited or unlimited liability company, joint venture, fund, association, organization, trust, trustee, executor, administrator, legal personal representative, estate, group, unincorporated association or organization, Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body, whether or not having legal status;

“Plan” means this plan of arrangement and any amendments, restatements, modifications and/or supplements hereto made in accordance with the terms hereof;

“Proxy, Information and Exchange Agent” means Carson Proxy Advisors or any other Person appointed by CBST or the Applicants for such purpose;

“Pro Rata Share” means a Person’s respective proportionate share of the aggregate relevant Notes or aggregate relevant CBST Shares, as applicable, and identified and set forth in the Plan.

“Release Carve-Outs” has the meaning given thereto in Section 4.1;

“Released Claims” has the meaning given thereto in Section 4.1;

“Released Parties” means, collectively, (i) the CBST Entities and each of their respective current and former directors, officers, principals, members, affiliates, limited partners, general partners, managers of accounts or funds, fund advisors, employees, shareholders, financial and other advisors, legal counsel and agents, including the Proxy, Information and Exchange Agent and the Indenture Trustee each in their capacity as such, and (ii) the Supporting Noteholders and their respective current and former directors, officers, principals, members, affiliates, limited partners, general partners, managers of accounts or funds, fund advisors, employees, shareholders, financial advisors, legal counsel and agents, each in their capacity as such;

“Requisite Supporting Noteholders” has the meaning ascribed thereto in the Support Agreement;

“Support Agreement” means the support agreement entered into by, among others, CBST, CBST Canada 1 and the Supporting Noteholders in connection with this Plan on February 27, 2025;

“Supporting Noteholders” has the meaning ascribed thereto in the Support Agreement;

“Supporting Noteholders Advisors” means Goodmans LLP, Feuerstein Kulick LLP and Ducera Partners LLC;

“Standstill and Lock-up Agreement” means the standstill and lock-up agreement to be entered into or deemed entered into by CBST, CBST Canada 1 and the Noteholders as of the Effective Date, substantially in the form attached as Appendix “I” to the Circular;

“Tax Act” means the Income Tax Act (Canada) as amended and all regulations thereunder;

“Taxes” means all income taxes, capital taxes, stamp taxes, charges to tax, withholdings, sales and use taxes, value added taxes, goods and services taxes, and all penalties, interest and other payments thereon or in respect thereof, including a payment under the Tax Act, the U.S. Code, or any other federal, provincial, territorial, state, municipal, local or foreign tax Law;

“Transfer Agent” means Odyssey Trust Company, in its capacity as the transfer agent and registrar of CBST;

“Unrestricted Subsidiaries” has the meaning ascribed thereto in the Amended and Restated Trust Indenture;

“U.S. Code” means the United States Internal Revenue Code of 1986, as amended;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“Verano Shares” means the common shares in the capital of Verano Holdings Corp. owned by CBST;

“VWAP” means the volume-weighted average price on the securities exchange maintained by Cboe Canada Inc.;

“Warrant Agency Agreement” means the warrant agency agreement between CBST and the Warrant Agent to be entered into on the Effective Date, in form and substance satisfactory to CBST and the Requisite Supporting Noteholders, each acting reasonably;

“Warrant Agent” means Odyssey Trust Company, in its capacity as warrant agent under the Warrant Agency Agreement; and

“Warrant Record Date” means the date that is two (2) Business Days prior to the Effective Date.

1.2	Certain Rules of Interpretation

For the purposes of this Plan:

(a)

Unless otherwise expressly provided herein, any reference in this Plan to an instrument, agreement or an order or an existing document or exhibit filed or to be filed means such instrument, agreement, order, document or exhibit as it may have been or may be amended, modified, restated or supplemented in accordance with its terms;

(b)

The division of this Plan into articles, sections, subsections, clauses and paragraphs is for convenience of reference only, and the descriptive headings of articles and sections are not intended as complete or accurate descriptions of the content thereof, none of which shall affect the construction or interpretation of this Plan;

(c)

The use of words in the singular or plural, or with a particular gender, including a definition, shall not limit the scope or exclude the application of any provision of this Plan to such Person (or Persons) or circumstances as the context otherwise permits;

(d)

The words “includes” and “including” and similar terms of inclusion shall not, unless expressly modified by the words “only” or “solely”, be construed as terms of limitation, but rather shall mean “includes but is not limited to” and “including but not limited to”, so that references to included matters shall be regarded as illustrative without being either characterizing or exhaustive;

(e)

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends;

(f)

Unless otherwise provided, any reference to a statute or other enactment of parliament, a legislature or other Governmental Entity includes all rules, regulations and blanket orders made thereunder, all amendments to or re-enactments of such statute or other enactment in force from time to time, and, if applicable, any statute or enactment that supplements or supersedes such statute or enactment;

(g)

References to a specific recital, article, section, subsection or clause shall, unless something in the subject matter or context is inconsistent therewith, be construed as references to that specific recital, article, section, subsection or clause of this Plan, whereas the terms “this Plan”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions shall be deemed to refer generally to this Plan and not to any particular recital, article, section, subsection, clause or other portion of this Plan and shall include any amended or restated Plan and any documents supplemental hereto;

(h)	Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Existing Indenture; and

(i)	The word “or” is not exclusive.

1.3	Governing Law

This Plan shall be governed by and construed in accordance with the Laws of Ontario and the federal Laws of Canada applicable therein. All questions as to the interpretation or application of this Plan and all proceedings taken in connection with this Plan and its provisions shall be subject to the exclusive jurisdiction of the Court.

1.4	Currency

Unless otherwise stated, all references in this Plan to sums of money are expressed in, and all payments provided for herein shall be made in, U.S. Dollars.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by a Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Time

Time shall be of the essence in this Plan. Unless otherwise specified, all references to time expressed in this Plan and in any document issued in connection with this Plan mean local time in Toronto, Ontario, and any reference to an event occurring on a Business Day shall mean prior to 5:00 p.m. on such Business Day.

1.7	Binding Effect

The Arrangement will become effective at, and be binding at and after, the Effective Time on (i) the Applicants, CBST, the Existing Guarantors, the New Guarantors and the other CBST Entities, (ii) all current and former Noteholders and CBST Shareholders; (iii) all current and former beneficial holders of Notes, CBST Common Shares and CBST Proportionate Voting Shares, (iv) the Indenture Trustee, (v) the Warrant Agent, (vi) the Transfer Agent, (vii) the Depositary, and (viii) CDS.

ARTICLE 2

THE ARRANGEMENT

2.1	Corporate Authorizations

The adoption, execution, delivery, implementation and consummation of all matters contemplated under this Plan involving corporate action of any of the Applicants, CBST or the other CBST Entities will occur and be effective as of the Effective Date (or such other date as the Applicants, CBST, the other CBST Entities and the Requisite Supporting Noteholders may agree, acting reasonably), and will be authorized and approved under this Plan and by the Court, where appropriate, as part of the Final Order, in all respects and for all purposes and without any requirement, except as expressly provided herein, of further action by the Noteholders, the CBST Shareholders, or by the directors or officers of the Applicants, CBST, the Existing Guarantors, the New Guarantors or any other CBST Entity.

2.2	Effective Date Transactions

At the Effective Time, the following events or transactions will occur, or be deemed to have occurred and be taken and effected, sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five-minute intervals commencing at the Effective Time:

(a)

CBST and the Warrant Agent shall enter into the Warrant Agency Agreement and CBST shall cause to be issued, as a special distribution, to each CBST Shareholder its Pro Rata Share as of the Warrant Record Date (based on the number of CBST Shares held by such CBST Shareholder relative to the aggregate number of CBST Shares issued and outstanding, in each case as of the Warrant Record Date and assuming conversion of each CBST Proportionate Voting Share into 100 CBST Common Shares) of the Anti-Dilutive Warrants;

(b)

CBST, CBST Canada 1, the Existing Guarantors and the New Guarantors and the Indenture Trustee shall enter into the Amended and Restated Trust Indenture and the other New Notes Documents in respect of the issuance of the New Notes, which were not entered into prior to the Effective Time;

(c)

CBST shall pay all accrued but unpaid interest on the Notes since the last Interest Payment Date to, but excluding the Effective Date, in cash to the Indenture Trustee, for and on behalf of the Noteholders, and the Indenture Trustee shall pay (or cause to be paid) such interest payment to the Noteholders pursuant to standing instructions and customary practices, without abatement or rights of setoff or counterclaim of any nature;

(d)	each 2025 Noteholder, 2026 Noteholder and New Senior Note-Electing Noteholder shall: (i) be deemed to have surrendered their Notes in accordance with Section 3.2; and (ii) receive as consideration:

A.

its respective Pro Rata Share (based on the aggregate principal amount of the Notes surrendered by such Noteholder relative to the aggregate principal amount of all Notes surrendered by all Noteholders pursuant to this Section 2.2(d)) of the New Senior Notes, the aggregate principal amount of which shall be equal to the aggregate principal amount of Notes surrendered by the Noteholders pursuant to this Section 2.2(d);

B.

its respective Pro Rata Share (based on the aggregate principal amount of the Notes surrendered by such Noteholder relative to the aggregate principal amount of all Notes surrendered by all Noteholders pursuant to this Section 2.2(d)) of the New CBST Common Shares; and

C.

if such 2025 Noteholder, 2026 Noteholder or New Senior Note-Electing Noteholder, as applicable, is an Early Supporting Noteholder, such Early Supporting Noteholder’s Pro Rata Share (based on the aggregate principal amount of the Notes surrendered by such Early Supporting Noteholder relative to the aggregate principal amount of all Notes surrendered by the Early Supporting Noteholders pursuant to this Section 2.2(d)) of: (A) the Early Consent Consideration, which shall be paid in accordance with Section 3.5; and (B) the right to receive the Additional Early Consent Consideration, which will be paid in accordance with Section 7.15(d) of the Amended and Restated Indenture, which, for greater certainty will be additional consideration for such Noteholder’s Notes;

in full and final satisfaction of such Noteholder’s Notes Claims, and CBST, CBST Canada 1 and each such Noteholder shall be deemed to have entered into the Standstill and Lock-up Agreement concurrently with the receipt of their New CBST Common Shares;

(e)

each New Convertible Note-Electing Noteholder shall: (i) be deemed to have surrendered its Notes in accordance with Section 3.2; and (ii) receive its respective Pro Rata Share (based on the aggregate principal amount of 2027 Notes surrendered by such New Convertible Note-Electing Noteholder relative to the aggregate principal amount of all 2027 Notes surrendered by New Convertible Note-Electing Noteholders pursuant to this Section 2.2(e)) of the New Convertible Notes issued by CBST and CBST Canada 1, the aggregate principal amount of which shall be equal to the principal amount of 2027 Notes surrendered by the New Convertible Note-Electing Noteholders pursuant to this Section 2.2(e), in full and final satisfaction of such Noteholder’s Notes Claims;

(f)

the Notes and any related Notes Claims (including any make whole premiums, redemption premiums or similar premiums) shall be irrevocably and finally extinguished, discharged and settled and the Notes, the Existing Indenture and the other Notes Documents shall be deemed to be cancelled and terminated in all respects;

(g)	the releases referred to in Section 4.1 shall become effective; and

(h)	CBST Canada 1 and CBST Canada 2 will amalgamate under the CBCA (the “Amalgamation”) and thereupon:

(i)	the name of CBST Amalco will be “The Cannabist Company Holdings (Canada) Inc.”;

(ii)	the by-laws of CBST Amalco shall be the same as the by-laws of CBST Canada 2 immediately prior to the Effective Time;

(iii)	the board of directors of CBST Amalco shall be the same as the directors of CBST Canada 2 immediately prior to the Effective Time; and

(iv)

all shares of CBST Canada 1 shall be cancelled without any repayment of capital in respect thereof; no shares shall be issued by CBST Amalco in connection with such amalgamation; and all shares of CBST Canada 2 prior to the Amalgamation shall be unaffected and shall continue as shares of CBST Amalco;

(v)

the stated capital account of the common shares of CBST Amalco shall be equal to the aggregate paid-up capital (for purposes of the Tax Act) of the common shares of CBST Canada 1 and CBST Canada 2 immediately prior to the Amalgamation;

(vi)	the provisions of subsection 186(a) to (g) of the CBCA shall apply to the Amalgamation with the result that:

A.	the amalgamation of the amalgamating corporations and their continuance as one corporation becomes effective;

B.	the property of each amalgamating corporation continues to be the property of CBST Amalco;

C.	CBST Amalco continues to be liable for the obligations of each amalgamating corporation;

D.	an existing cause of action, claim or liability to prosecution of either of the amalgamating corporations is unaffected;

E.	a civil, criminal or administrative action or proceeding pending by or against an amalgamating corporation may be continued to be prosecuted by or against CBST Amalco;

F.	a conviction against, or ruling, order or judgment in favour of or against, an amalgamating corporation may be enforced by or against CBST Amalco; and

G.	the Articles of Arrangement are deemed to be the articles of incorporation of CBST Amalco and the Certificate of Arrangement is deemed to be the certificate of incorporation of CBST Amalco.

2.3	2027 Noteholder Election Mechanics

With respect to the surrender and exchange of 2027 Notes effected pursuant to Sections 2.2(d) and 2.2(e):

(a)	each 2027 Noteholder may elect to surrender and exchange its 2027 Notes for either:

(i)

its Pro Rata Share of the New Senior Notes, New CBST Common Shares and, if applicable, the Early Consent Consideration and the right to receive the Additional Early Consent Consideration pursuant to Section 2.2(d) (such election being a “New Senior Note Election”); or

(ii)	its Pro Rata Share of the New Convertible Notes pursuant to Section 2.2(e) (such election being a “New Convertible Note Election”);

(b)

in order to make an election set forth in Section 2.3(a), each electing 2027 Noteholder must deposit with the Depositary, prior to the Election Deadline, a duly completed and executed Letter of Transmittal and Election Form indicating such 2027 Noteholder’s election, which election shall be irrevocable and may not be withdrawn, together with any certificates representing the 2027 Notes held by such 2027 Noteholder and such additional documents and instruments as the Depositary, the Applicants or CBST may reasonably require; and

(c)

any 2027 Noteholder who does not make a valid New Senior Note Election or New Convertible Note Election prior to the Election Deadline in accordance with this Section 2.3, shall be deemed to have made a New Convertible Note Election.

2.4	Other Implementation Steps

(a)

The Applicants, CBST, and the other CBST Entities may undertake any other steps or transactions necessary or desirable to implement this Plan on the terms set out herein (as may be amended pursuant to the terms hereof) in any manner and on such date(s) and/or time(s) determined by the CBST Entities with the consent of the Requisite Supporting Noteholders, acting reasonably.

(b)

Without limiting the generality of Section 2.4(a), and subject in all cases to the consent of the Requisite Supporting Noteholders, to the extent that the Applicants, CBST and the other CBST Entities determine that it is not practicable to file and/or register, prior to the Effective Date, security documents and instruments that are required to be registered prior to the Effective Date pursuant to the Amended and Restated Indenture, such security documents and instruments may be filed or registered after the Effective Date, provided that, CBST, CBST Amalco and the other CBST Entities shall take best efforts to file and or register each such document and instrument as soon as practicable after the Effective Date and will not wait to register any such document or instrument until all such documents and instruments are available for registration; provided that, CBST, CBST Amalco and the other CBST Entities will use commercially reasonable efforts to provide any DACAs or any mortgages that are required pursuant to the Amended and Restated Indenture within 120 days from the Effective Date (or such longer time as agreed by the Requisite Supporting Noteholders).

2.5	Fractional Interests

(a)

The New Notes issued pursuant to this Plan shall be issued in minimum increments of U.S.$1,000, and the amount of New Notes that each Noteholder shall be entitled to under this Plan shall in each case be rounded down to the nearest multiple of U.S.$1,000 without compensation therefor.

(b)

No fractional New CBST Common Shares shall be issued pursuant to this Plan. In lieu of any fractional New CBST Common Shares, each Person otherwise entitled to a fractional interest in New CBST Common Shares will receive an aggregate amount of New CBST Common Shares rounded down to the nearest whole number increment.

2.6	Rounding of Cash

In any case where the aggregate cash amount payable to a particular Noteholder under the Arrangement would, but for this provision, include a fraction of a cent, the amount payable shall be rounded down to the nearest whole cent.

2.7	Calculations

All calculations made by the Applicants, CBST or Indenture Trustee pursuant to this Plan, absent manifest error, shall be conclusive, final and binding on all Persons affected by this Plan.

ARTICLE 3

EXCHANGE OF NOTES AND ISSUANCE OF NEW NOTES, NEW CBST COMMON SHARES,

AND ANTI-DILUTIVE WARRANTS

3.1	Issuance of New Notes

The New Notes to be issued to the Noteholders pursuant to this Plan shall be made by way of issuance by CBST and CBST Canada 1 on the Effective Date of one or more global notes in respect of each of the New Senior Notes and New Convertible Notes, authenticated by the Indenture Trustee, and issued in the name of CDS (or its nominee) in respect of Noteholders, other than certain Holders of New Notes (or their Intermediaries) who, at the request of such Holders, will receive DRS Advices or definitive certificates representing the New Notes from the Indenture Trustee. Any definitive certificates shall be held by the Depositary until such time as the applicable Noteholder delivers a duly completed Letter of Transmittal and surrenders its Notes in accordance with Section 3.2.

3.2	Surrender of Notes

On the Effective Date, CDS (or its nominee) as a registered Noteholder on behalf of certain Noteholders shall surrender, or cause the surrender of, the Notes it holds in exchange for the portion of the consideration payable to it as a Noteholder pursuant to Section 2.2. At the time set out in Section 2.2, each Noteholder whose Notes are represented by a DRS Advice shall be deemed to have surrendered and transferred (free and clear of all liens and encumbrances), without any further action by the Noteholder, the Notes represented by DRS Advice to CBST and CBST Canada 1 in exchange for the portion of the consideration payable to it as a Noteholder pursuant to Section 2.2. On the Effective Date, each Noteholder holding a certificate representing Notes shall surrender, or cause the surrender of, the certificate(s) representing its respective Notes to the Depositary (with a duly completed Letter of Transmittal) in exchange for the portion of the consideration payable to it as a Noteholder pursuant to Section 2.2.

3.3	Issuance of New CBST Common Shares

(a)

The New CBST Common Shares to be issued pursuant to this Plan shall be deemed to be duly authorized, validly issued, fully paid and non-assessable. CBST will add to the stated capital account maintained in respect of the CBST Common Shares C$1.00, in the aggregate, with respect to the issuance of the New CBST Common Shares.

(b)

Prior to the filing by the Applicants of the Articles of Arrangement, CBST shall deliver or cause to be delivered a treasury direction to the Transfer Agent, for the benefit of the applicable Noteholders, that directs the Transfer Agent to issue the New CBST Common Shares to be distributed under this Plan and directs the Transfer Agent to cause the New CBST Common Shares to be distributed, subject to the provisions of the Standstill and Lock-up Agreement and Sections 3.3(c) and 3.7.

(c)

The New CBST Common Shares to be issued under this Plan will be deposited with the Depositary and, subject to Section 3.2, delivered either (i) through the facilities of CDS who, in turn, will make delivery of the New CBST Common Shares to the ultimate beneficial recipients thereof pursuant to standing instructions and customary practices of CDS, as applicable, or (ii) by providing DRS Advices or confirmations in the name of the applicable recipient thereof (or its Intermediary) and registered in CBST’s records which will be maintained by the Transfer Agent, following surrender of the Notes in accordance with Section 3.2 and Section 3.7.

3.4	Issuance of Anti-Dilutive Warrants

Prior to the filing by the Applicants of the Articles of Arrangement, CBST shall deliver or cause to be delivered: (a) a direction to the Warrant Agent, for the benefit of the CBST Shareholders, instructing the Warrant Agent to issue the Anti-Dilutive Warrants, to be distributed under this Plan; and (b) a reservation order to the Transfer Agent such that the number of CBST Common Shares issuable upon exercise of the Anti-Dilutive Warrants are reserved for issuance. Thereafter, the Warrant Agent shall distribute the Anti-Dilutive Warrants (x) through the facilities of CDS who, in turn, will make delivery of the Anti-Dilutive Warrants to the ultimate beneficial recipients thereof pursuant to standing instructions and customary practices of CDS, as applicable, and/or (y) by providing DRS Advices or confirmations in the name of the applicable recipient thereof (or its Intermediary) that is registered as a CBST Shareholder in CBST’s records which are maintained by the Transfer Agent. The Anti-Dilutive Warrants will only be exercisable (i) outside the United States pursuant to Regulation S under the U.S. Securities Act, (ii) inside the United States, pursuant to exemptions from such registration requirements under the U.S. Securities Act and in compliance with any applicable U.S. state securities laws, or (iii) pursuant to an effective registration statement under the U.S. Securities Act, and in each case, in compliance with any applicable local securities Laws.

3.5	Payment of the Early Consent Consideration

Prior to the filing by the Applicants of the Articles of Arrangement, CBST shall deposit or cause to be deposited with the Depositary, for the benefit of the Early Supporting Noteholders, the Early Consent Consideration, and the Depository shall, subject to Section 3.2, deliver the Early Consent Consideration either (i) through the facilities of CDS who, in turn, will make delivery to the ultimate beneficial recipients thereof pursuant to standing instructions and customary practices of CDS, as applicable, and/or (ii) by delivering cheques, or in the case where the Early Consent Consideration is satisfied by the transfer of Verano Shares, certificates or DRS Advices representing such Verano Shares, in the name of the applicable recipient thereof (or its Intermediary) and registered in CBST’s records which will be maintained by the Transfer Agent.

3.6	No Liability in Respect of Deliveries

(a)

The Applicants, CBST or the other CBST Entities and their respective directors, officers, shareholders, agents or advisors, shall not have any liability or obligation in respect of any deliveries, directly or indirectly, from, as applicable, (i) the Indenture Trustee, the Transfer Agent or the Warrant Agent, or (ii) the Intermediaries, in each case to the ultimate beneficial recipients of any consideration payable or deliverable by CBST or CBST Canada 1 pursuant to this Plan.

(b)

The Indenture Trustee, the Depositary, CDS, the Transfer Agent or the Warrant Agent shall not incur, and each is hereby released from, any liability as a result of carrying out any provisions of this Plan and any actions related or incidental thereto, save and except for any gross negligence or wilful misconduct on its part (as determined by a final, non-appealable judgment of a court of competent jurisdiction). On the Effective Date, after the completion of the transactions set forth in Section 2.2, all duties and responsibilities of the Indenture Trustee arising under or related to the Notes shall be discharged except to the extent required in order to effectuate this Plan, including without limitation, as set forth in Section 3.1.

3.7	Deposit of Notes

(a)

At or before the Effective Time, each Noteholder may deposit all certificate(s) representing Notes with the Depositary to be held in escrow until the Arrangement takes effect. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented Notes together with a duly completed and executed Letter of Transmittal, and such additional documents and instruments as the Depositary may reasonably require, the Noteholder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Noteholder, as soon as practicable after the Effective Time and in accordance with Sections 3.1 and 3.3(c), the number of New Notes and New CBST Common Shares to which it is entitled pursuant to this Plan, less any amounts withheld pursuant to Section 3.11, and any certificate representing Notes so surrendered shall forthwith be cancelled.

(b)

Until surrendered as contemplated by this Section 3.7, each certificate, which immediately prior to the Effective Time represented any Notes shall be deemed after the Effective Time to represent only the right to receive upon such surrender the aggregate principal amount of New Notes, number of New CBST Common Shares and amount of the Early Consent Consideration, as applicable, to which it is entitled pursuant to this Plan, less any amounts withheld pursuant to Section 3.11. Any such certificate formerly representing Notes not duly surrendered on or before the third anniversary of the Effective Date shall cease to represent a claim by or interest of any former Noteholder of any kind or nature against or in the Applicants, CBST or any other CBST Entity. On such anniversary date, all certificates representing the Notes shall be deemed to have been surrendered to CBST and any certificates for New Notes and New CBST Common Shares to which such former Holder was entitled, together with any entitlements accrued but unpaid interest thereon, shall be deemed to have been and shall be surrendered to CBST or CBST Canada 1 (or its successor) for cancellation, for no consideration.

(c)

Any certificate representing New Notes or New CBST Common Shares that has been returned to the Depositary or that otherwise remains unclaimed, in each case on or before the third anniversary of the Effective Date, shall cease to represent a right or claim of any kind or nature and the right of the Noteholder to receive the consideration for the Notes pursuant to this Plan shall terminate and be deemed to be surrendered and forfeited to CBST and/or CBST Canada 1, as applicable, for no consideration.

3.8	Letter of Transmittal and Election Form

At the time of mailing the Circular or as soon as practicable thereafter, CBST shall forward the Letter of Transmittal and Election Form to registered Noteholders holding certificate(s) representing Notes in accordance with the Interim Order.

3.9	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more Notes that were to be surrendered pursuant to Section 3.2, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Indenture Trustee may issue in exchange for such lost, stolen or destroyed certificate, a certificate or DRS Advice representing New Notes and the New CBST Common Shares deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom any such certificate or DRS Advice is to be delivered shall as a condition precedent to the delivery of same, give a bond satisfactory to CBST, CBST Canada 1, the Indenture Trustee and the Transfer Agent in such sum as they may direct, acting reasonably, or otherwise indemnify CBST, CBST Canada 1, the Indenture Trustee and the Transfer Agent in a manner satisfactory to them against any claim that may be made against CBST, CBST Canada 1, the Indenture Trustee or the Transfer Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

3.10	Securities Law Matters

(a)

The New Notes, New CBST Common Shares and New Guarantees issued in exchange for the Notes pursuant to this Plan shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof;

(b)

The Anti-Dilutive Warrants will be issued to existing CBST Shareholders (excluding the recipients of New CBST Common Shares) in order to reduce the dilutive effect of the New CBST Common Shares. CBST will not receive any consideration for the issuance of the Anti-Dilutive Warrants. Therefore, the issuance of the Anti-Dilutive Warrants is not expected to constitute a “sale,” as such term is defined in Section 2(a)(3) of the U.S. Securities Act and will not require registration under the U.S. Securities Act; and

(c)

The New Notes, New CBST Common Shares, and the Anti-Dilutive Warrants issued pursuant to this Plan shall be exempt from the prospectus requirements of Canadian Securities Laws pursuant to Section 2.11 of National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators.

3.11	Withholding Rights

a)

CBST, the Applicants, the Indenture Trustee, the Transfer Agent, the Warrant Agent and the Intermediaries, and their respective agents, shall each be entitled to deduct and withhold from any consideration or other amount deliverable or otherwise payable to any Person hereunder such amounts as they may be required to deduct or withhold with respect to such payment under the Tax Act, U.S. Code, or any provision of any applicable Tax Law, provided, that, any such right to deduct or withhold shall not otherwise change or modify their obligations in respect of withholding Taxes under the terms of the Existing Indenture or Amended and Restated Trust Indenture (or any supplements thereto) and any and all other documents. To the extent that Taxes or other amounts are so deducted or withheld and timely remitted to the Appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Person in respect of which such deduction and withholding was made. Such deducted or withheld amounts shall be remitted to the appropriate Governmental Entity.

b)

Notwithstanding the foregoing, if any of CBST, an Applicant, the Indenture Trustee, the Transfer Agent, the Intermediaries, their respective agents, or any other Person is required under the Tax Act, the U.S. Code, or any provision of any applicable Tax Law to deduct or withhold any Taxes in respect of any consideration or other amount deliverable or otherwise payable to any Noteholder (which definition shall, for purposes of this Section 3.11(b), include any beneficial holder of Notes) under this Plan (“Indemnified Taxes”), then CBST or an Applicant shall pay to such Noteholder such additional amounts in cash as necessary, so that after making or allowing for all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.11(b)) the Noteholder receives what it would have received (as an amount in cash, property or otherwise) had no such deductions or withholdings been required (“Additional Amounts”). Further, CBST, the Applicants and the Guarantors shall, without duplication of the foregoing, indemnify and hold harmless each Noteholder, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Noteholder (including with respect to any amounts paid under this Section 3.11(b)) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity.

c)

Notwithstanding Section 3.11(b), no Additional Amounts or indemnity for Indemnified Taxes will be paid to Excluded Holders (as defined in the Amended and Restated Trust Indenture (excluding, for this purpose, the First Supplemental Indenture)).

ARTICLE 4

RELEASES

4.1	Release of Released Parties

As of the Effective Date, each of the Released Parties shall be released and discharged from all actions, causes of action, damages, judgments, executions, obligations, liabilities and Claims of any kind or nature whatsoever arising on or prior to the Effective Date in connection with the Notes, the Notes Claims, the Notes Documents, New CBST Common Shares, the Anti-Dilutive Warrants, the Support Agreement, the Arrangement, the Plan, the CBCA Proceedings and any other proceedings commenced with respect to or in connection with the Plan, the transactions contemplated hereunder, and any other actions or matters related directly or indirectly to the foregoing (collectively, the “Released Claims”), provided that nothing in this paragraph shall release or discharge the following: (i) any of the Released Parties from or in respect of their respective obligations under the Plan, the New Notes (including the Amended and Restated Trust Indenture and the other New Notes Documents solely as they relate to the New Notes), the New Guarantees, the Warrant Agency Agreement, the New CBST Common Shares, the Anti-Dilutive Warrants, or any Order or document ancillary to any of the foregoing, (ii) any director or officer of CBST, the Applicants or any other CBST Entity of their right to indemnity, insurance claims, and employment related rights or claims, (iii) any inter- company obligations between or among CBST, the Applicants or any other CBST Entity on or before the Effective Date; or (iv) any act or omission arising out of any Released Party’s gross negligence, actual and intentional fraud, willful misconduct, or criminal acts (as determined by a final non-appealable order from a court of competent jurisdiction) (collectively, the “Release Carve-Outs”). The foregoing release shall not be construed to prohibit a party in interest from seeking to enforce the terms of this Plan or any contract or agreement entered into pursuant to, in connection with or contemplated by this Plan.

4.2	Injunctions

All Persons are permanently and forever barred, estopped, stayed and enjoined, on and after the Effective Date, with respect to any and all Released Claims, from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any action, suits, demands or other proceedings of any nature or kind whatsoever of any Person against the Released Parties, as applicable; (ii) enforcing, levying, attaching, collecting or otherwise recovering or enforcing by any manner or means, directly or indirectly, any judgment, award, decree or order against the Released Parties; (iii) creating, perfecting, asserting or otherwise enforcing, directly or indirectly, any lien or encumbrance of any kind against the Released Parties or their property; or (iv) taking any actions to interfere with the implementation or consummation of this Plan or the transactions contemplated hereunder; provided, however, that the foregoing shall not apply to the enforcement of any obligations under this Plan or any document, instrument or agreement executed to implement this Plan or issue the New Notes, the New Guarantees, the New CBST Common Shares, and/or the Anti-Dilutive Warrants.

ARTICLE 5

CONDITIONS PRECEDENT AND IMPLEMENTATION

5.1 Conditions to Plan Implementation

The implementation of this Plan and the occurrence of the Effective Date shall be conditional upon the fulfilment, satisfaction or waiver (to the extent permitted by Section 5.2) of the following conditions:

(a)	the Court shall have granted the Final Order, the implementation, operation or effect of which shall not have been stayed or vacated;

(b)	the Support Agreement shall not have been validly terminated in accordance with Section 9 of the Support Agreement; and

(c)

all conditions to implementation contained in Section 8 of the Support Agreement shall have been satisfied or waived in accordance with the terms of the Support Agreement, other than the condition contemplated by Section 8(1)(a) of the Support Agreement.

5.2	Waiver of Conditions

CBST, the Applicants and the Requisite Supporting Noteholders may at any time and from time to time jointly waive the fulfilment or satisfaction, in whole or in part, of the conditions set out in Section 5.1 to the extent and on such terms as they may agree, provided however that the condition set out in Section 5.1(a) cannot be waived.

5.3	Effectiveness

This Plan shall become effective in the sequence described in Section 2.2 on the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement and shall, from and after the Effective Time, be binding on and enure to the benefit of the Persons described in Section 1.7, the Released Parties, and all other Persons named or referred to in, or subject to, this Plan and their respective successors and assigns and their respective heirs, executors, administrators and other legal representatives, and their respective successors and assigns. The Articles of Arrangement shall be filed no earlier than five (5) Business Days following the Court granting the Final Order unless agreed otherwise by the Applicants, CBST and the Requisite Supporting Noteholders. The Articles of Arrangement shall be filed and the Certificate of Arrangement shall be issued in each case with respect to the Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the conditions in Section 5.1 have been satisfied or waived, the Arrangement has become effective and that each of the provisions in Section 2.2 have become effective in the sequence set forth therein. No portion of this Plan shall take effect with respect to any party or Person until the Effective Time.

5.4	Effect of Non-Occurrence of Effective Date

If the Effective Date does not occur on or before the valid termination of the Support Agreement in accordance with its terms, unless the Applicants, CBST and the Requisite Supporting Noteholders agree in writing, then (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) the obligations of CBST and CBST Canada 1 and the Existing Guarantors with respect to the Notes, the Notes Documents and the Notes Claims shall remain unchanged and nothing contained in this Plan shall constitute or be deemed to constitute a waiver or release of any Notes Claims or otherwise.

ARTICLE 6

GENERAL

6.1	Deemed Consents, Waivers and Agreements

(a)	At the Effective Time, each Noteholder shall be deemed to have consented and agreed to all of the provisions of this Plan in its entirety; and

(b)

Each CBST Entity, Noteholder and beneficial owner of Notes shall be deemed to have executed and delivered to the other parties all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out this Plan in its entirety.

6.2	Waiver of Defaults

From and after the Effective Time, all Persons named or referred to in, or subject to, this Plan shall be deemed to have consented and agreed to all of the provisions of this Plan in its entirety. Without limiting the foregoing, from and after the Effective Time, all Persons shall be deemed to have:

(a)

waived any and all defaults or events of default, third-party change of control rights or any non-compliance with any covenant, warranty, representation, term, provision, condition or obligation, expressed or implied, in any contract, instrument, credit document, lease, licence, guarantee, seller note, vendor takeback note, security agreement, subordination agreement, agreement for sale or other agreement, written or oral, in each case relating to, arising out of, or in connection with, the Notes, the Notes Documents, this Plan, the Arrangement, the Support Agreement, the transactions contemplated thereby or hereunder, the CBCA Proceedings and any other proceedings commenced with respect to or in connection with this Plan. Any and all notices of default and demands for payment or any step or proceeding taken or commenced in connection with any of the foregoing shall be deemed to have been rescinded, irrevocably waived and of no further force or effect; provided that nothing shall be deemed to excuse the Applicants, CBST or the other CBST Entities, and their respective successors and assigns, from performing their obligations under this Plan, the New Notes Documents or any other contract or agreement entered into pursuant to, in connection with, or contemplated by, this Plan; and

(b)

agreed that if there is any conflict between the provisions of any agreement or other arrangement, written or oral, existing between such Person and the Applicants, CBST or the other CBST Entities prior to the Effective Date and the provisions of this Plan, then the provisions of this Plan take precedence and priority and the provisions of such agreement or other arrangement are deemed to be amended accordingly.

For greater certainty, nothing in this Plan shall release or waive Claims in respect of the Release Carve-Outs.

6.3	Compliance with Deadlines

The Applicants have the right to waive strict compliance with any election or other deadlines pursuant to this Plan (with the prior consent of the Requisite Supporting Noteholders, which shall not be unreasonably withheld or delayed), and shall be entitled to waive any deficiencies with respect to any forms or other documentation submitted pursuant to this Plan.

6.4	Paramountcy

From and after the Effective Date, any conflict between this Plan and the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, guarantee, subordination agreement, loan agreement, commitment letter, by-laws or other agreement, written or oral existing between one or more of the Noteholders and any one or more of the Applicants, CBST and/or the Existing Guarantors with respect to the Notes Documents as at the Effective Date shall be deemed to be governed by the terms, conditions and provisions of this Plan and the Final Order, which shall take precedence and priority. In the event of any conflict between this Plan and the New Notes Documents, the New Notes Documents shall take precedence and priority.

6.5	Deeming Provisions

In this Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.

6.6	Amendment or Modification of Plan

(a)

The Applicants reserve the right to amend, restate, modify and/or supplement this Plan at any time and from time to time, in a manner consistent with the Support Agreement or otherwise acceptable to the Requisite Supporting Noteholders; provided that any such amendment, restatement, modification or supplement must be contained in a written document that is (i) filed with the Court and, subject to Section 6.6(c) below, if made following the Noteholders Meeting, approved by the Court, and (ii) communicated to the Noteholders in the manner required by the Court (if so required).

(b)

Any amendment, restatement, modification or supplement to this Plan may be proposed by the Applicants, in a manner consistent with the Support Agreement or otherwise acceptable to the Requisite Supporting Noteholders, at any time prior to or at the Noteholders Meeting, with or without any prior notice or communication (other than as may be required under the Interim Order), and if so proposed and accepted at the Noteholders Meeting, shall become part of this Plan for all purposes.

(c)

Any amendment, restatement, modification or supplement to this Plan may be made following the Noteholders Meeting by the Applicants, in a manner consistent with the Support Agreement or otherwise acceptable to the Requisite Supporting Noteholders, without requiring filing with, or approval of, the Court; provided that it concerns a matter which is of an administrative nature and is required to better give effect to the implementation of this Plan and is not materially adverse to the financial or economic interests of any of the Noteholders.

(d)

Any amendment, restatement, modification or supplement to this Plan that is approved or directed by the Court following the Noteholders Meeting shall be effective only if it is consented to by each of the Applicants, CBST and the Requisite Supporting Noteholders.

(e)

Any amendment, supplement or modification of this Plan that materially adversely affects any of the Supporting Noteholders in a disproportionate manner shall require the written approval of the adversely affected Supporting Noteholder.

6.7	Notices

Any notice or other communication to be delivered hereunder must be in writing and refer to this Plan and may, as hereinafter provided, be made or given by personal delivery, prepaid mail or email addressed to the respective parties as follows:

(a)	if to the Applicants or CBST, at:

321 Billerica Road, Suite 204

Chelmsford, MA 01824

Attention:	David Hart / David Sirolly
Email:	david.hart@cannabistcompany.com

david.sirolly@cannabistcompany.com

with a copy (which shall not be deemed notice) to:

Stikeman Elliott LLP

5300 Commerce Court West,

199 Bay Street

Toronto, Ontario M5L 1B9

Attention:	Martin Langlois / Lee Nicholson / Shawn Blundell
Email:	mlanglois@stikeman.com /

leenicholson@stikeman.com /

sblundell@stikeman.com

and

Dorsey & Whitney LLP

66 Wellington Street West, Suite 3400

Toronto, Ontario M5K 1E6

Attention:	Erin McCrady / James Guttman / Robert Van de Mark
Email:	mccrady.erin@dorsey.com /

guttman.james@dorsey.com /

vandemark.bob@dorsey.com

(b)	if to any Supporting Noteholder, at:

Goodmans LLP

Bay Adelaide Centre - West Tower

333 Bay Street, Suite 3400

Toronto, ON M5H 2S7

Attention:	Brendan O’Neill and Bradley Wiffen
Email:	boneill@goodmans.ca / bwiffen@goodmans.ca

and

Feuerstein Kulick LLP

420 Lexington Avenue, Suite 204

New York. New York 10170

Attention:	Samantha Gleit / Anan Kahari
Email:	samantha@dfmklaw.com / akahari@dfmklaw.com

(c)	if to the Indenture Trustee, the Transfer Agent, the Warrant Agent or the Depositary, at:

Odyssey Trust Company

Stock Exchange Tower

1230 – 300 5th Avenue SW

Calgary AB T2P 3C4

Attn: Corporate Trust

or to such other address as any party above may from time to time notify the others in accordance with this Section 6.7. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada or the United States, all notices and communications during such interruption may only be given or made by personal delivery, courier or by email and any notice or other communication given or made by prepaid mail within the five (5) Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made. Any such notices and communications so given or made, in the case of notice by way of personal delivery, courier or email, shall be deemed to have been given or made and to have been received on the day of delivery, couriering or of emailing, as applicable, if received on a Business Day before 5:00 p.m. (local time), or on the next following Business Day if received after 5:00 p.m. (local time) on a Business Day or at any time on a non-Business Day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the fifth Business Day following the date on which such notice or other communication is mailed or couriered. The unintentional failure by the Applicants to give a notice contemplated hereunder to any particular Noteholder shall not invalidate this Plan or any action taken by any Person pursuant to this Plan.

6.8	Consent of Supporting Noteholders

For the purposes of this Plan, any matter requiring the agreement, waiver, consent or approval of the Supporting Noteholders or Requisite Supporting Noteholders shall be deemed to have been agreed to, waived, consented to or approved by the Supporting Noteholders or Requisite Supporting Noteholders, as applicable, if such matter is agreed to, waived, consented to or approved in writing (which can be by way e-mail) by any of the Supporting Noteholders Advisors on behalf of the Supporting Noteholders or the Requisite Supporting Noteholders, as applicable, provided that such Supporting Noteholders Advisor confirms in writing (which can be by way of e-mail) that it is providing such agreement, consent, waiver or approval on behalf of the Supporting Noteholders or the Requisite Supporting Noteholders, as applicable.

6.9	Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan without any further act or formality (except as provided herein), each of the Persons named or referred to in, affected by or subject to, this Plan will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by the Applicants, CBST or the Requisite Supporting Noteholders to carry out the full intent and meaning of this Plan and to give effect to the transactions contemplated herein.

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA	Court File No. CV-25-00739458-00CL
BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED

AND IN THE MATTER OF RULE 14.05(2) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF THE
CANNABIST COMPANY HOLDINGS (CANADA) INC. AND 16834434 CANADA INC., et al
ONTARIO
SUPERIOR COURT OF JUSTICE
(COMMERCIAL LIST)
Proceeding commenced at Toronto

FINAL ORDER

STIKEMAN ELLIOTT LLP
Barristers & Solicitors
5300 Commerce Court West
199 Bay Street
Toronto, Canada M5L 1B9

Lee Nicholson LSO#: 66412I
Email: leenicholson@stikeman.com
Tel: +1 416-869-5230

Eliot Kolers LSO#: 38304R
Email: ekolers@stikeman.com
Tel: 416-869-5637

Philip Yang LSO#: 82084O
Email: PYang@stikeman.com
Tel: +1 416-869-5593

Brittney Ketwaroo LSO#: 89781K
Email: bketwaroo@stikeman.com
Tel: +1 416-869-5524

Lawyers for the Applicants